Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 24, 2026, which includes an explanatory paragraph relating to Essential Minerals Acquisition Corp’s ability to continue as a going concern, relating to the financial statements of Essential Minerals Acquisition Corp. as of June 30, 2026, and for the period from June 18, 2026 (inception) through June 30, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 24, 2026